Exhibit 99.1

Theriva™ Biologics Reports First Quarter 2024 Operational Highlights and Financial Results

- Reported topline data from the investigator sponsored Phase 1 trial of intravitreal VCN-01 in pediatric patients with refractory retinoblastoma; trial results were determined to be positive by the study Monitoring Committee-

-Presented preclinical data demonstrating the potential synergy between VCN-01 and liposomal irinotecan in a human pancreatic mouse xenograft at the ASGCT Annual Meeting; emphasizes VCN-01’s potential in diverse chemotherapy combinations for improved efficacy in pancreatic cancer-

- VIRAGE, the Phase 2b clinical trial of VCN-01 in combination with chemotherapy for metastatic Pancreatic Ductal Adenocarcinoma (PDAC), is expected to complete enrollment in the third quarter of 2024-

- As of March 31, 2024, Theriva Biologics reports $18.3 million in cash, which is expected to provide runway into the first quarter of 2025-

Rockville, MD, May 7, 2024 – Theriva™ Biologics (NYSE American: TOVX), a diversified clinical-stage company developing therapeutics designed to treat cancer and related diseases in areas of high unmet need, today reported financial results for the first quarter ended March 31, 2024, and provided a corporate update.

“In the first quarter we reported positive topline data from the investigator sponsored Phase 1 trial in patients with refractory retinoblastoma, further validating VCN-01’s unique mechanism of action and therapeutic potential to improve treatment outcomes as an adjunct to chemotherapy in this area of high unmet need,” said Steven A. Shallcross, Chief Executive Officer of Theriva Biologics. “In parallel, we continue to build a portfolio of potentially improved therapeutic combinations for PDAC patients. VIRAGE, our Phase 2b trial evaluating VCN-01 in metastatic PDAC is progressing and enrolling patients across sites in the U.S. and Spain. Further, the recently presented preclinical data at ASGCT support the potential antitumor synergy of VCN-01 with topoisomerase 1 inhibitors, an important class of chemotherapeutic agents used in a number of different cancers. We look forward to identifying opportunities to evaluate the combination of VCN-01 with additional first-line pancreatic cancer chemotherapy regimens (FOLFIRINOX or NALIRIFOX) that incorporate the topoisomerase 1 inhibitor irinotecan. Building on this momentum, we are well positioned to achieve several important milestones that will continue to drive forward our clinical development program.”

Recent Program Highlights and Anticipated Milestones:

VCN-01:

•       Pancreatic Ductal Adenocarcinoma (PDAC):

o	Dosing is underway and enrollment continues to progress for VIRAGE, the randomized, controlled, multicenter, open-label Phase 2b trial of VCN-01 in combination with standard-of-care chemotherapy (gemcitabine/nab-paclitaxel) as a first line therapy in newly diagnosed metastatic PDAC patients. The trial is expected to enroll 92 evaluable patients and is expected to complete enrollment in the third quarter of 2024.
▪	The ongoing Phase 2b trial continues to enroll patients across seven sites in the U.S. and ten sites in Spain. No safety concerns were raised based on the evaluation of data presented at the IDMC meeting. Intravenous VCN-01 has been well tolerated and demonstrated a safety profile consistent with prior clinical trials. Importantly, no additional toxicities were observed in patients receiving a second dose of VCN-01.

o	Presented preclinical data demonstrating enhanced anti-tumor effects in human pancreatic cancer xenograft-bearing mice treated with lead product candidate VCN-01 and liposomal irinotecan. These data support the potential synergy of VCN-01 and additional first-line pancreatic cancer chemotherapy regimens and were presented at the American Society for Cell and Gene Therapy (ASGCT) 27th Annual Meeting in Baltimore from May 7-11, 2024.

•       Retinoblastoma:

o	The investigator sponsored Phase 1 trial evaluating the safety and activity of intravitreal VCN-01 in pediatric patients with refractory retinoblastoma completed patient treatment and the trial results were determined to be positive by the study Monitoring Committee.
▪	In the Phase 1 trial in collaboration with Sant Joan de Déu-Barcelona Children’s Hospital (SJD), patients received two intravitreal injections of VCN-01, 14 days apart, at a dose of either 2 x 10[9] vp/eye (n=1) or 2 x 10[10] vp/eye (n=8). The safety and clinical outcomes support the therapeutic potential of VCN-01 in retinoblastoma and emphasize VCN-01’s potential for use in diverse cancer indications. Results will help inform the planned Phase 2 trial design.

•       Additional Updates:

o	The trial design for VIRAGE will be discussed at the 2024 American Society of Clinical Oncology (ASCO) Annual Meeting, being held in Chicago, IL, from May 31-June 4.
▪	Based on the strength of the science and its relevance, VIRAGE has been accepted for presentation as a trial-in-progress poster (abstract: TPS4210).

SYN-004 (ribaxamase):

•	Dosing is underway for the ongoing Phase 1b/2a randomized, double-blinded, placebo-controlled clinical trial of SYN-004 (ribaxamase) in allogeneic hematopoietic cell transplant (HCT) recipients for the prevention of acute graft-versus-host-disease (aGVHD).
o	SYN-004 appeared to be well tolerated in HCT patients treated with IV meropenem and SYN-004 was not detected in blood samples from the majority of the evaluable patients.
o	The trial has completed enrollment into the second cohort and a data readout are expected in the third quarter of 2024. If the Data Safety and Monitoring Committee recommends continuation of the trial , enrollment into the third cohort could commence in the second half of 2024.

Business Updates

•	Theriva is actively pursuing licensing discussions for our SYN-020 intestinal alkaline phosphatase asset.

First Quarter Ended March 31, 2024 Financial Results

General and administrative expenses decreased to $1.9 million for the three months ended March 31, 2024, from $2.2 million for the three months ended March 31, 2023. This decrease of 12% is primarily comprised of the decrease in salary costs, consulting, legal fees, and lower director and officer insurance, offset by an increase in fair value of the contingent consideration adjustment. The charge related to stock-based compensation expense was $101,000 for the three months ended March 31, 2024, compared to $87,000 for the three months ended March 31, 2023.

Research and development expenses increased to $3.5 million for the three months ended March 31, 2024, from approximately $3.0 million for the three months ended March 31, 2023. This increase of 16% is primarily the result of higher clinical trial expenses related to our VIRAGE Phase 2 clinical trial of VCN-01 in PDAC, increased expenses related to the Phase 1 Trial of intravitreal VCN-01 in patients with retinoblastoma, and increased expenses related to our Phase 1b/2a clinical trial of SYN-004 (ribaxamase) in allogeneic HCT recipients, offset by lower expenses related to our Phase 1a clinical trial of SYN-020. We anticipate research and development expense to increase as we continue enrollment in our VIRAGE Phase 2 clinical trial of VCN-01 in PDAC, advance our VCN-01 program in retinoblastoma, expand GMP manufacturing activities for VCN-01, and continue supporting our VCN-11 and other preclinical and discovery initiatives. The charge related to stock-based compensation expense was $58,000 for the three months ended March 31, 2024, compared to $39,000 related to stock-based compensation expense for the three months ended March 31, 2023.

Other income for the three months ended March 31, 2024 is primarily comprised of interest income of $228,000 and an exchange loss of $1,000. Other income for the three months ended March 31, 2023 is primarily comprised of interest income of $364,000 and exchange gain of $6,000.

Cash and cash equivalents totaled $18.3 million as of March 31, 2024, compared to $23.2 million as of December 31, 2023.

About Theriva™ Biologics, Inc.

Theriva™ Biologics (NYSE American: TOVX), is a diversified clinical-stage company developing therapeutics designed to treat cancer and related diseases in areas of high unmet need. The Company is advancing a new oncolytic adenovirus platform designed for intravenous (IV), intravitreal and antitumoral delivery to trigger tumor cell death, improve access of co-administered cancer therapies to the tumor, and promote a robust and sustained anti-tumor response by the patient’s immune system. The Company’s lead candidates are: (1) VCN-01, an oncolytic adenovirus designed to replicate selectively and aggressively within tumor cells, and to degrade the tumor stroma barrier that serves as a significant physical and immunosuppressive barrier to cancer treatment; (2) SYN-004 (ribaxamase) which is designed to degrade certain commonly used IV beta-lactam antibiotics within the gastrointestinal (GI) tract to prevent microbiome damage, thereby limiting overgrowth of pathogenic organisms such as VRE (vancomycin resistant Enterococci) and reducing the incidence and severity of acute graft-versus-host-disease (aGVHD) in allogeneic hematopoietic cell transplant (HCT) recipients; and (3) SYN-020, a recombinant oral formulation of the enzyme intestinal alkaline phosphatase (IAP) produced under cGMP conditions and intended to treat both local GI and systemic diseases. For more information, please visit Theriva Biologics’ website at www.therivabio.com.

Forward-Looking Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, and include statements regarding the potential synergy between VCN-01 and liposomal irinotecan in a human pancreatic mouse xenograft, VCN-01’s potential in diverse chemotherapy combinations for improved efficacy in pancreatic cancer VIRAGE expecting to complete enrollment in the the third quarter of 2024, enrolling 92 evaluable patients and continuing to enroll patients across seven sites in the U.S. and ten sites in Spain, cash being expected to provide runway into the first quarter of 2025, the therapeutic potential of VCN-01 in retinoblastoma and VCN-01’s potential for use in diverse cancer indications, the SYN-004 trial expecting to announce a data readout in the third quarter of 2024, the potential synergy of VCN-01 and additional first-line pancreatic cancer chemotherapy, continuing to build a portfolio of potentially improved therapeutic combinations for PDAC patients, identifying opportunities to evaluate the combination of VCN-01 with additional first-line pancreatic cancer chemotherapy regimens, being well positioned to achieve several important milestones that will continue to drive forward the clinical development program and anticipated research and development expense to increase . Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s and VCN’s ability to reach clinical milestones when anticipated, including the ability to continue to enroll patients as planned and the completion of enrollment in VIRAGE in the third quarter of 2024, and announcing a data readout for the SYN-004 second cohort in the third quarter of 2024, generating clinical data that establishes VCN-01 may lead to improved clinical outcomes for patients with PDAC and other solid cancers; the Company’s and VCN’s product candidates demonstrating safety and effectiveness, as well as results that are consistent with prior results; the ability to complete clinical trials on time and achieve the desired results and benefits,; the ability to obtain regulatory approval for commercialization of product candidates or to comply with ongoing regulatory requirements, regulatory limitations relating to the Company’s and VCN’s ability to promote or commercialize their product candidates for the specific indications, acceptance of product candidates in the marketplace and the successful development, marketing or sale of the Company’s and VCN’s products, developments by competitors that render such products obsolete or non-competitive, the Company’s and VCN’s ability to maintain license agreements, the continued maintenance and growth of the Company’s and VCN’s patent estate, the ability to continue to remain well financed and the cash providing a runway into the first quarter of 2025, and other factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 and its other filings with the SEC, including subsequent periodic reports on Forms 10-Q and current reports on Form 8-K. The information in this release is provided only as of the date of this release, and Theriva Biologics undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

For further information, please contact:

Investor Relations:

Chris Calabrese

LifeSci Advisors, LLC

ccalabrese@lifesciadvisors.com

917-680-5608

Theriva Biologics, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands except share and par value amounts)

(Unaudited)

	March 31, 2024	December 31, 2023
Assets

Current Assets
Cash and cash equivalents	$18,261	$23,177
Tax credit receivable	1,772	1,812
Prepaid expenses and other current assets	1,623	2,414
Total Current Assets	21,656	27,403

Non-Current Assets
Property and equipment, net	375	422
Restricted cash	99	102
Right of use asset	1,634	1,759
In-process research and development	19,316	19,755
Goodwill	5,573	5,700
Deposits and other assets	77	78
Total Assets	$48,730	$55,219

Liabilities and Stockholders‘ Equity

Current Liabilities:
Accounts payable	$571	$770
Accrued expenses	3,327	2,995
Accrued employee benefits	665	1,517
Deferred research and development tax credit-current portion	886	906
Loans payable-current	62	63
Operating lease liability-current portion	498	487
Total Current Liabilities	6,009	6,738

Non-current Liabilities
Non-current contingent consideration	6,476	6,274
Loan Payable - non-current	159	162
Non-current deferred research and development tax credit	664	906
Non-current operating lease liability	1,299	1,442
Total Liabilities	14,607	15,522

Commitments and Contingencies (Note 13)	—	—
Temporary Equity; 10,000,000 authorized
Series C convertible preferred stock, $0.001 par value; 275,000 issued and outstanding	2,006	2,006
Series D convertible preferred stock, $0.001 par value; 100,000 issued and outstanding	728	728
Stockholders’ Equity:
Common stock, $0.001 par value; 350,000,000 shares authorized, 17,868,282 issued and 17,148,049 outstanding at March 31, 2024 and 17,868,282 issued and 17,148,049 outstanding at December 31, 2023	18	18
Additional paid-in capital	346,679	346,519
Treasury stock at cost, 720,233 shares at March 31, 2024 and at December 31, 2023	(288)	(288)
Accumulated other comprehensive (loss) income	(537)	32
Accumulated deficit	(314,483)	(309,318)
Total Stockholders’ Equity	31,389	36,963

Total Liabilities and Stockholders’ Equity	$48,730	$55,219

Theriva Biologics, Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

(Unaudited)

	For the three months ended March 31,
	2024	2023
Operating Costs and Expenses:
General and administrative	$1,933	$2,201
Research and development	3,459	2,977
Total Operating Costs and Expenses	5,392	5,178

Loss from Operations	(5,392)	(5,178)

Other Income:
Foreign currency exchange (loss) gain	(1)	6
Interest income	228	364
Total Other Income	227	370

Net Loss before income taxes	(5,165)	(4,808)
Income tax benefit	—	330

Net Loss Attributable to Common Stockholders	$(5,165)	$(4,478)

Net Loss Per Share - Basic and Dilutive	$(0.30)	$(0.30)

Weighted average number of shares outstanding during the period - basic and dilutive	17,148,049	15,124,061

Net Loss	(5,165)	(4,478)
(Loss) gain (loss) on foreign currency translation	(569)	374
Total comprehensive loss	(5,734)	(4,104)